UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	04-2272148
(State of Incorporation or Organization)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA 01864

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Teradyne, Inc. (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to its Common Stock Purchase Rights:

Following approval by the Board of Directors of Teradyne, Inc. (the “Company”) on January 22, 2007, the Company and Computershare Trust Company, N.A. (successor to Fleet National Bank), as Rights Agent (the “Rights Agent”) entered into an amendment, dated as of January 24, 2007, to that certain Rights Agreement dated as of November 17, 2000, by and between the Company and the Rights Agent. Pursuant to the amendment, the “Final Expiration Date” set forth in the Rights Agreement was changed from November 27, 2010 to February 8, 2007. Accordingly, the Rights Agreement and all Rights thereunder will expire and terminate on February 8, 2007. The amendment to the Rights Agreement is incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description

4.1	Amendment, dated as of January 24, 2007 to Rights Agreement, dated as of November 17, 2000, between Teradyne, Inc. and Computershare Trust Company, N.A. (as successor to Fleet National Bank) (incorporated by reference to Exhibit 4.1 of Teradyne, Inc.’s Current Report on Form 8-K (File No. 001-06462), filed on January 25, 2007).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TERADYNE, INC.

Dated: January 25, 2007

By:     /s/ Gregory R. Beecher

        Name: Gregory R. Beecher

        Title: V.P., Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment, dated as of January 24, 2007 to Rights Agreement, dated as of November 17, 2000, between Teradyne, Inc. and Computershare Trust Company, N.A. (as successor to Fleet National Bank) (incorporated by reference to Exhibit 4.1 of Teradyne, Inc.’s Current Report on Form 8-K (File No. 001-06462), filed on January 25, 2007).